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XL Group Ltd and subsidiary XL Bermuda Ltd receive regulatory approval to use internal capital model to calculate economic capital requirements

Hamilton, Bermuda - September 12, 2017 - XL Group Ltd (“XL” or the “Company”) today announced that the Bermuda Monetary Authority (“BMA”), XL’s group supervisor, has approved the use of a full internal model (“ICM”) to calculate the Company’s and its wholly owned subsidiary, XL Bermuda Ltd’s, respective enhanced capital requirements (“ECR”) in substitution of the Bermuda Solvency Capital Requirement (“BSCR”) standard formula.

XL’s 2017 ECR ratio using the ICM is 205%. XL’s 2017 ECR ratio prepared using the BSCR was 196%, as disclosed in the Company’s Financial Condition Report at and for the year ended December 31, 2016 posted to www.xlgroup.com on August 31, 2017.

Commenting on today’s announcement, Chief Executive Officer Mike McGavick said: “We are pleased to receive approval of our full internal model in that it speaks to the fact that the model has been robustly researched and tested, and its assumptions and outputs have been challenged and validated. We have used internal models extensively over the last decade to manage capital allocation, risk budgeting, reinsurance purchasing and financial reporting. Our commitment to the approved model and the model approval process represents our dedication to continuous improvement and to leading edge analytics, high quality governance practices as well as our enterprise risk management culture and environment. We believe that our model represents a valuable asset which synthesizes insights from across our organization, improving the quality of our returns.”

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.